Exhibit 23.4

CONSENT OF QUALIFIED PERSON

I, Marcelo Zangrandi, in connection with the Annual Report on Form 10-K for the year ended December 31, 2022 and any amendments or supplements and/or exhibits thereto (collectively, the Form 10-K), consent to:

●	the filing and use of the Technical Report Summary for the Don David Gold Mine with an effective date of December 31, 2022, as an exhibit to the Form 10-K;
●	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form 10-K and the Technical Report Summary; and
●	the use of information derived, summarized, quoted, or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form 10-K.

I am the qualified person responsible for authoring the following sections of the Technical Report Summary: 1, 6, 7, 8, 9, 11, 21, 22, 23, 24, and 25.

I also consent to the incorporation by reference of the above items in the registration statements of Gold Resource Corporation filed on Form S-3 (No. 333-235312) and Form S-8 (Nos. 333-214958 and 333-171779).

Dated March 13, 2023

By:	/s/ AMBA Consultoria do Brasil Ltda.	/s/ Marcelo Zangrandi
Name:	AMBA Consultoria do Brasil Ltda.	Marcelo Zangrandi, AIG Member
Title:		B.Geologist